Exhibit 99.1

IMMEDIATE RELEASE

WEDNESDAY SEPTEMBER 30, 2015

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF HOLLYWOOD HOTEL

Williamsburg, Virginia – September 30, 2015 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed a $60.0 million secured loan with Bank of America, N.A. collateralized by a first mortgage on the Crowne Plaza Hollywood Beach Resort in Hollywood, Florida.  The loan carries a 10 - year term, a fixed interest rate of 4.91%, and amortizes on a 30 - year schedule. The proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in twelve hotel properties and comprise 3,010 rooms. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648